EXHIBIT 10.1

July 28, 2017
Franco Fogliato
XXXXXXXXXXX
XXXXX Pringy
France

Dear Franco:

This letter is to confirm the adjustment to your role of Executive Vice President, America General Manager. You will function as leadership for the operational execution of the America’s business in partnership with the family of brands across Columbia Sportswear Company. You will be reporting directly to Tim Boyle, Chief Executive Officer and President, Columbia Sportswear Company.
At this time we are targeting a start date of August 1, 2017 in your new role. The effective date of this role is contingent upon the issuance of the required authorizations permitting you to work in and reside in the United States as necessary for this role. Below are the details of your new compensation package:
Bi-Weekly Rate:        $ 19,230.77
Annualized Rate:        $ 500,000.00
Annual Bonus Target:    70% of Base Annual Pay
Your compensation for this position will be bi-weekly as noted above, less required withholding and deductions, payable in accordance with the Company’s customary payroll procedures.
You will continue to be eligible for consideration in Columbia Sportswear’s discretionary annual performance incentive program. The goal of this program is to reward employees based on both individual employee performance and the Company’s annual business results. Your specific incentive target is listed above as a percentage of your annual base salary. All compensation programs are reviewed and modified periodically at the Company’s discretion.
Your target bonus year of 2017 will continue to be in the format that was determined for your role of SVP, EMEA General Manager. The target is based on the Annual Regional Bonus Plan with a mix of components; 20 Corporate/60 Regional/20 Individual. The regional success is measured by the targets for the direct and distributors outcomes that have been agreed upon with you at the beginning of 2017. These allocations are computed in the following allocations of weighting, 75% Direct/25% Distributor. The salary for your role of EVP, Americas GM will be used along with the targets above in determining the potential bonus payment. The effective measurement dates for this bonus target are January 1, 2017 through December 31, 2017.
This agreement for the role of Executive Vice President, America’s General Manager will terminate the contract that you have for the role as Senior Vice President, EMEA General Manager for the company in Geneva, Switzerland.
In addition the company is prepared to assist you in your relocation to the United States for this role.
You will be eligible for the following assistance:

•	Home Finding Assistance

•	Temporary Housing

•	Move of Household Goods

•	Immigration and Taxation Assistance

•	Storage Assistance for 30 Days

In the event of voluntary termination of employment for any reason all relocation benefits will cease as of the date of the termination. In addition, if the date of termination is within two years of the effective date of relocation, you will be required to repay a prorated portion of the relocation costs based on the number of months worked between relocation and termination of employment.
You will also be eligible for housing assistance in the annual amount of Sixty Thousand Dollars and Zero Cents ($60,000.00). This will be paid in equal monthly installments, in conjunction with the first payroll of the month. The allowance is subject to applicable Federal and State taxation. This housing allowance is not a guarantee for the role or the employee and is subject to approval from the Compensation Committee for its ongoing applicability to the role and the employee. This allowance will be reviewed on an annual basis with the Compensation Committee.
You will also be eligible for education support of your two dependent students in school up to and including the 12th Grade of High School. The amount of support at Forty Thousand Dollars and Zero Cents ($40,000.00) will be paid in equal monthly installments, in conjunction with the first payroll of the month. The allowance is subject to applicable Federal and State taxation. This educational allowance is not a guarantee for the role or the employee and is subject to approval from the Compensation Committee for its ongoing applicability to the role and the employee. This allowance will be reviewed on an annual basis with the Compensation Committee.
Please find a copy of the relocation assistance you will receive in more detail attached. You will receive an agreement specifically related to this move by July 19, 2017.
Based on your new position you will now be eligible for the following benefits:
Executive Long Term Disability - This is a supplemental long term disability plan for executives. Please watch for a communication for our Benefits Manager, Beth Wachtman, detailing your enrollment in this program.
Travel - Profile will be updated to Business Class
Parking - Assignment of designated parking space. The real estate team will be contacting you with additional information.
Your employment continues to be at-will, meaning that either you or the company may end employment at any time with or without cause. Please return the signed original of this letter to me and keep the copy for your files. This offer will remain in effect until the end of July 31, 2017. This offer requires that you sign a Proprietary Information and Non-Competition Agreement, an Employee Confidentiality and Non-Solicitation Agreement and a Change in Control Severance Plan with Columbia Sportswear. Congratulations on your new role!
Sincerely,

Richelle Luther
Chief Human Resources Officer
Senior Vice President Human Resources

RELOCATION ASSISTANCE ELEMENTS
House Hunting Trip
Flight
Rental Car
Meals (per person)
Hotel
Full Day Rental Tour
Temp Housing 30 Days
Family Temp Housing
Rental Car
Settling In Service
Storage over 30 days/Taxable Final Move
60 days Storage
Final Move (meals)
International Relocation Assistance
Miscellaneous Allowance
Taxable relocation benefit
Tax Gross up estimate (on items highlighted)
Final Move (airfare)
Household Goods (20' container & 30 days storage)
Household Goods Air Shipment
Immigration Expense- Initial L1A & L2
Immigration Future (if qualifies as Multi-National Mgr)
Tax Consult & Preparation: Dual Country 2017
Tax Preparation: Dual Country 2018